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                           EQUITRUST SERIES FUND, INC.
                         DISTRIBUTION PLAN AND AGREEMENT


         PLAN AND AGREEMENT amended and restated as of the 1st day of December, 2003, by and between EQUITRUST SERIES FUND, INC., a Maryland corporation (the "Fund"), and EQUITRUST MARKETING SERVICES, LLC, a Delaware limited liability company (the "Underwriter").

         WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), provides that a registered open-end management investment company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution;

         WHEREAS, the Fund is a registered open-end investment company authorized to issue shares of common stock in separate series, with the shares representing interests in separate portfolios of securities and other assets (the Fund's series together with all the series subsequently established by the Fund being referred to herein individually as a "Series" and collectively, the "Series"); and the Fund is authorized to and has divided the Shares of each Series into two classes designated as Class B Shares and Class I (or "Institutional") Shares;

         WHEREAS, EquiTrust Investment Management Services, Inc. shall cease functioning as underwriter and distributor of the Fund effective December 1, 2003;

         WHEREAS, the Underwriter desires to act and shall act as the underwriter in selling shares of the Fund, and the Underwriter and various securities dealers (the "Dealers") sell shares of the Fund and provide services to existing shareholders;

         WHEREAS, the Board of Directors of the Fund has determined that the Fund should make direct payments to the Underwriter to compensate the Underwriter and to permit it to compensate Dealers in connection with the selling of the Fund's Class B Shares only, and that such payments should be separate from the administrative services fee paid to EquiTrust Marketing Services, LLC pursuant to a separate agreement;

         WHEREAS, the original Plan and Agreement between the Fund and EquiTrust Investment Management Services, Inc., was approved by the vote of at least a majority (as defined in the Act) of the outstanding shares of the Fund and became effective on December 1, 1987 and was amended on November 25, 1991, December 1, 1997 and December 1, 2002, and is further amended hereby;

         WHEREAS, the Fund wants to enter into this EquiTrust Series Fund, Inc. Distribution Plan and Agreement ("the Plan") with the Underwriter, an affiliate of EquiTrust Investment Management Services, Inc., in the manner and on the terms and conditions hereinafter set forth pursuant to Rule 12b-1 under the Act;

         WHEREAS, the Underwriter wants to enter into the Plan on said terms and conditions; and

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         WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that the Plan will benefit the Fund and the Class B shareholders;

         NOW, THEREFORE, the following shall constitute the written Plan:

         SECTION 1. The Fund is hereby authorized to make payments from its assets to the Underwriter pursuant to this Plan to compensate the Underwriter and to permit it to compensate Dealers for rendering assistance in the distribution and promotion of the sale of the Fund's Class B Shares to the public with respect to the Series presently established and to such other Series as may hereafter be established by the Board of Directors. Amounts paid under this Plan shall comply with guidelines concerning asset-based sales charges as set forth in the Conduct Rules of the National Association of Securities Dealers, Inc.

         In consideration of the activities described above, the Fund shall pay the Underwriter a fee after the end of each month at the annual rate of 0.50% of the average daily net assets of the Class B Shares of the Fund. The Underwriter may compensate Dealers for sales of the Fund's Class B Shares in amounts up to 4% of the amount invested. The Underwriter shall be entitled to retain any contingent deferred sales charges imposed pursuant to the Fund's prospectus on the Class B Shares.

         SECTION 2. This Plan, which is to continue in effect in this amended form until November 30, 2004 and shall thereafter continue in effect so long as such continuance is specifically approved at least annually by votes of the majority of both (a) the Board of Directors of the Fund, and (b) those Directors of the Fund who, except for their positions as Directors of the Fund, are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

         SECTION 3. The President of the Underwriter, or such other person as he may designate, shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and purposes for which such expenditures were made.

         SECTION 4. This Plan may be terminated at any time by vote of a majority of the Disinterested Directors, or by vote of a majority (as defined in the Act) of the Fund's outstanding Class B Shares.

         SECTION 5. Any agreement of the Fund to this Plan shall be in writing and shall provide:

          A. That such agreement may be terminated at any time, without payment of any penalty by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan or by a vote of a majority (as defined in the Act) of the Fund's outstanding Class B Shares on not more than sixty days' written notice to any other party to the agreement; and

          B. That such agreement shall terminate automatically in the event of its assignment.

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         SECTION 6. While the Plan is in effect, the selection and nomination of
Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Fund Directors who are not interested persons.

         SECTION 7. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 3, for a period of not less than six years from the date of the Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

         SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 1 hereof unless such amendment is approved in the manner provided for in Section 2 as well as being approved by a vote of at least a majority (as defined in the Act) of the outstanding Class B Shares of the Fund and no other material amendment to this Plan shall be made unless approved in the manner provided for in Section 2 hereof.

         SECTION 9. This Plan supersedes all prior distribution plans and agreements between the Fund and the Underwriter.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan as of the day first written above.


ATTEST:                          EQUITRUST SERIES FUND, INC.

 /s/ WILLIAM J. ODDY             By: /s/ DENNIS M. MARKER
 --------------------------          --------------------------
 William J. Oddy                     Dennis M. Marker
 Vice President                      Chief Executive Officer


ATTEST:                          EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.

 /s/ KRISTI ROJOHN               By: /s/ DENNIS M. MARKER
 --------------------------          --------------------------
 Kristi Rojohn                       Dennis M. Marker
 Secretary                           President


ATTEST:                          EQUITRUST MARKETING SERVICES, LLC

 /s/ KRISTI ROJOHN               By: /s/ DENNIS M. MARKER
 --------------------------          --------------------------
 Kristi Rojohn                       Dennis M. Marker
 Secretary                           Vice President - Investment
                                     Administration